Exhibit 10.2
August 14, 2007
C & S Capital Properties LLC
Joseph Senna, Managing Partner
51 Main Street
Stoneham, MA 02180
Dear Mr. Senna:
I am pleased to confirm approval of your request for financing totaling $1,000,000.00. The credit facility provides financing of a mortgage loan for the acquisition of the property located at 55-61 High Street, Medford, MA, at an aggregate cost of $1,500,000.
In addition to our standard terms and conditions, the obligation of Century Bank and Trust Company to advance funds under this commitment is subject to your full compliance with the following:

BORROWERS:	C & S Capital Properties LLC.

AMOUNT:	$1,000,000

TYPE:	Commercial Real Estate Mortgage.

TERM:	5-year fixed interest rate term.

REPAYMENT:	Principal and Interest payments due monthly payable in arrears, based on a 20-year amortization schedule.

INTEREST RATE:	Federal Home Loan Bank of Boston 5-year Classic Rate plus 200 basis points, fixed at closing.

PREPAYMENT PENALTY:	A prepayment penalty will be assessed equal to 5.0% of the principal balance at the lime of payoff, if prepaid in Year #1. The prepayment penalty will be reduced to 4.0% if prepaid in Year #2; 3.0% if prepaid in Year #3; 2.0% if prepaid in Year #4 and 1.0% if prepaid in Year #5.

C & S Capital Properties LLC
August 14, 2007

APPRAISAL:	Bank requires that an appraisal be completed prior to closing and performed by an appraiser acceptable to the Bank. The appraised value on the subject property must yield a minimum value so as not to exceed a 75% loan-to-value ratio.

COLLATERAL:	First mortgage security interest in the real estate and buildings to be built thereon located at 55-61 High Street, Medford, MA, and an assignment of all leases, rents, permits, plans, specs, licenses, approvals and contracts.

GUARANTOR:	This loan shall be personally guaranteed by Joseph Senna.

ENVIRONMENTAL:	Bank requires an environmental review be completed on 55-61 High Street, Medford, MA.

LATE CHARGE:	The Borrower shall pay a late charge equal to 4% of any payment not received by the Bank within (10) ten days of the due date.

HAZARD INSURANCE:	All risk, including full fire, flood, and hazard in an amount of the mortgage loan, or the maximum coverage limit, whichever is less, covering the subject real estate. The policy must name Century Bank as first mortgagee/loss payee and contain a 10 day Notice of Cancellation.

TITLE INSURANCE:	Confirmation of Title insurance from borrower’s attorney on the subject property located at 55-61 High Street, Medford, MA, stating there is at least $1,000,000.00 of coverage, is required prior to closing. The title insurance policy shall be in a form and content acceptable to the Bank and its closing Counsel.

LEGAL:	Attorney Robert Abruzese of the law firm of Abruzese and Barclay (tel.# 781.395.5211) will represent the Bank in this transaction.
OTHER:
The Borrower will pay all closing costs of the loan including, but not limited to, appraisal and legal fees and other fees incurred by the Bank in connection with this loan whether or not this loan closes.

C&S Capital Properties LLC
August 14, 2007
The Bank shall in no way be liable for any brokerage commission in connection with this loan and shall be indemnified and saved harmless by all Parties against claims for commissions.
This commitment letter and the basic terms and conditions outlined herein are not meant to be, nor shall they be construed as, an attempt to define all the terms and conditions of this financing. Rather, they are intended to set forth in abbreviated fashion certain basic points of business understanding about which the legal documentation is to be structured. Further negotiations within the general scope of the major terms shall not be precluded by the issuance of this commitment letter and its acceptance to you.
This commitment must be accepted and returned by August 17th, 2007 or it will be deemed null and void. Once accepted, this financing commitment will expire within 60 days, unless the loan closes or the commitment is otherwise extended.
Sincerely,

/s/ James M. Flynn
James M. Flynn
Senior Vice President
781-393-4108

C & S Capital Properties LLC
August 14, 2007
If the terms and conditions of the commitment letter meet with your approval, kindly sign and date this letter, and return it to my attention.

ACCEPTED AND AGREED: C & S Capital Properties LLC

By:	/s/ Joseph Senna	Date: 8/14/07
Joseph Senna, Managing Partner